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                                      LOGO

                                                                    May 17, 1996

To our Stockholders:

     I am pleased to inform you that, on May 13, 1996, MICOM Communications Corp. ("MICOM") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Northern Telecom Inc. ("Parent") and Elder Corporation, a wholly-owned subsidiary of Parent ("Purchaser"), pursuant to which Purchaser has commenced a cash tender offer (the "Offer") to purchase all of the outstanding shares of MICOM Common Stock (the "Shares") for $12.00 per share, net to the seller in cash. Under the Merger Agreement, the Offer will be followed by a merger (the "Merger") in which, among other things, any and all remaining Shares of MICOM Common Stock will be converted into the right to receive $12.00 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS HAS DETERMINED, BY THE UNANIMOUS VOTE OF THE DIRECTORS PRESENT, THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTEREST OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT MICOM STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, including, among other things, the opinion of Montgomery Securities, MICOM's financial advisor, that the consideration to be received by holders of MICOM Common Stock in the Offer and the Merger is fair to such holders from a financial point of view. A more complete description of the factors considered by the Board of Directors is set forth in the attached Solicitation/Recommendation Statement on Schedule 14D-9.

     A more complete description of the Offer and the Merger are set forth in the accompanying Offer to Purchase dated May 17, 1996, together with related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. I urge you to read the enclosed material carefully before making a decision with respect to tendering your Shares in the Offer.

                                          Sincerely,

                                          [SIGNATURE]
                                          Warren B. (Barry) Phelps, III
                                          Chairman of the Board
                                          and Chief Executive Officer


MICOM Communications Corp.
4100 Los Angeles Avenue, Simi Valley, CA 93063-3397
(805) 583-8600  Fax (805) 583-1997